Safety Shot Employment Agreement
Ocotber 3, 2025
Markita Russell - Controller

Dear Markita:

We are delighted to offer you full-time employment with **Safety Shot** on the terms set forth herein as the Controller for Safety Shot.

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. **Effective Date**: This Agreement shall be retroactively effective back to **June 30th, 2025** which shall be considered the "Effective Date" for purposes of this Agreement.

2. **At-Will Employment**: The term of employment shall not be for any definite period of time. You shall be an employee at-will and either you or Safety Shot may terminate employment at any time, with or without cause with or without notice.

3. **Employment and Duties**: As the **Chief Financial Officer**, you will report directly to the **CEO,** or such other person or persons as may be designated by Safety Shot at its discretion.

4. **Compensation and Benefits**:
   a. **Salary**: As compensation for services hereunder, you shall receive **$250,000** annually. Safety Shot's payroll schedule is every 2 weeks on Friday. This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek.

   b. **Retention Bonus:** You will be eligible for an annual bonus which will be evaluated based on performance and company sales goals to be agreed upon by you and your direct supervisor, CEO, Jarrett Boon.

   c. **Vacation:** You shall receive Unlimited days of PTO per calendar year, which shall accrue and vest *pro rata* on a daily basis.

   d. **Holidays:** You will receive 10 paid holiday's annually. These days may change from time-to-time and can be found in our PTO guide.

   e. **Expenses:** Safety Shot will reimburse you for all reasonable and necessary travel, entertainment and other business expenses incurred by you in the performance of your duties, in accordance with the Company's policies, rules and regulations.

   f. **Additional Benefits** Employee Stock Option plan *see Exhibit A

   g. **Computer Equipment:** Safety Shot will provide you with a Laptop for you to perform your duties for the

company.

Should your employment with Safety Shot terminate, you shall be required to promptly return the Computer Equipment to Safety Shot. The Computer Equipment and any content or communications contained thereon are at all times the exclusive property of Safety Shot. The Computer Equipment is to be used solely for Safety Shot business purposes. The Computer Equipment may not be used at any time for any unlawful purposes, and you agree that you have no reasonable expectation of privacy over any content whatsoever contained on or transmitted and/or reasoned on such Computer Equipment.

5. <u>Confidentiality</u>

a. Non-Disclosure: You agree that all Confidential Information (as defined below) is the exclusive property of Safety Shot. During and after your employment hereunder, you further agree to keep all Confidential Information of Safety Shot in strict confidence and agree not to disclose any Confidential Information to any other person, firm, association, partnership, corporation or other entity for any reason except as such disclosure may be required in connection with your employment under this Agreement. During and after your employment hereunder, you further agree not to use any Confidential Information for any purpose except on behalf of Safety Shot.

b. Confidential Information: For purposes of this Agreement, "Confidential Information" shall mean trade secrets, products and/or goods that are pending receipt of a patent, company data and/or proprietary information, any information, process or idea that is not generally known in the industry, that Safety Shot considers confidential, and/or that gives Safety Shot a competitive advantage. Confidential Information includes all information relating to customer lists and records, joint ventures with other companies, information regarding product design/development/manufacture/testing, formulas, recipes, suppliers, costs, marketing plans, business forecasts, financial records, employee compensation and other private information, and sales and customer records.

You understand that the above list is intended to be illustrative and that other Confidential Information may currently exist or arise in the future. If you are unsure whether information or material is Confidential Information, you shall treat that information or material as confidential unless Safety Shot, in writing, informs you to the contrary.

c. Return of Confidential Information: You further agree that upon termination of your employment with Safety Shot, for whatever reason, you will surrender to Safety Shot all Confidential Information and all of the property, campaign information, all graphic assets, client lists, notes, manuals, reports, documents and other things in your possession, including copies or computerized records thereof, which relate directly or indirectly to Confidential Information.

6. **<u>Employment Policies:</u>** You agree to abide by whatever employment polices may generally be established and revised by Safety Shot from time to time, including without limitation policies regarding the protection of Safety Shot's Confidential Information. To the extent this Agreement differs from or contradicts Safety Shot's other employment policies, whether oral or written, this Agreement shall control.

7. **<u>Return of Safety Shot Property</u>**: On or before your separation from Safety Shot, you must return all Safety Shot property including, but not limited to, documents (in hard copy or electronic form), customer lists, marketing plans, designs, advertisements, communications (including without limitation e-mails), credit cards, trademarks, formulas, computers, laptops, and cellular telephones. You agree to not retain any copies (whether electronic or otherwise) of any Safety Shot files or information without the express written consent of Safety Shot.

8. **No Waiver:** Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

9. **Entire Agreement:** This Agreement contains the entire and exclusive agreement of the Parties hereto. No prior or contemporaneous written or oral representations between them originating on or before the date of this Agreement not embodied herein shall be of any force or effect. This Agreement supersedes any prior agreements between you and Safety Shot, and cannot be varied, contradicted or supplanted by evidence of any prior or contemporaneous discussion, correspondence, or oral or written agreements, arrangements or memoranda of any kind.

If the above offer for employment is acceptable to you, please execute in the space provided below. We greatly look forward to having you join Safety Shot and becoming a member of our team.

Accepted & Agreed:

/s/ Markits Russell

Markita Russell

Date: October 03, 2025

SAFETY SHOT

By: */s/ Jarrett Boon*

Jarrett Boon CEO

EXHIBIT A

Annual Compensation Plan

You shall be granted stock awards as follows:

200,000 options to purchase Company stock with a strike price of $.49 cents (the "Options"). The Options shall immediately vest at 100 percent fully vested upon the Effective Date of this Agreement.

350,000 Retention RSUs with immediate vesting subject to a six (6) month hold on any sales. The six (6) month hold shall begin on the date of this Agreement, June 30, 2025. RSUs to be issued within ten (10) days of the signing of this Agreement.

2025 Summary of Safety Shot Benefits

PTO & Vacation

-Holidays: 10 Paid
-PTO: Unlimited PTO with any dates for time off to be agreed upon in advance by you and your direct supervisor.

HEALTH BENEFITS:

Coverage in Company's medical benefit plan.